NEWS RELEASE FOR IMMEDIATE RELEASE	CONTACT
Shelly Taylor
(877) 805-3333
staylor@crefunds.com

Cornerstone Core Properties REIT, Inc. Acquires Assisted

Living and Memory Care Facility through Joint Venture

Irvine, Calif., (February 6, 2013) – Cornerstone Core Properties REIT, Inc. (“Core REIT”) announced today that it funded on January 31, 2013, an investment in a joint venture that acquired a 99-bed assisted living and memory care facility in Winston-Salem, North Carolina in an $9.7 million transaction.

The facility has been leased to the current operator, pursuant to a ten-year triple net lease. Theoperator has been operating the facility since March 2011 and currently operates more than 91 facilities in 12 states.

“We are very pleased with the start of our relationship with this large, top-notch assisted living provider,” said Kent Eikanas, President and Chief Operating Officer of Cornerstone Core Properties REIT, Inc.

Through the joint venture entity, Cornerstone Healthcare Partners, LLC, Core REIT acquired a 95% interest in the Danby House facility while joint venture partner Cornerstone Healthcare Real Estate Fund, Inc. acquired the remaining 5% interest.

About Cornerstone Core Properties REIT, Inc.

Core REIT is a publicly registered non-traded REIT that invests in investment-grade real estate located throughout the United States. Since its commencement in 2006, Core REIT has acquired nineteen properties for a total purchase price of $185.6 million. Since 2011, five of those properties have been sold. The current portfolio includes eight multi-tenant industrial properties and six long-term triple net leased healthcare facilities.

For more information, please contact Shelly Taylor at (877) 805-3333.

This material does not constitute an offer to sell or a solicitation of an offer to buy Cornerstone Core Properties REIT, Inc.

This release may contain forward-looking statements relating to the business and financial outlook of Cornerstone Core Properties REIT, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from any forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the Cornerstone Core Properties REIT, Inc.’s annual report on Form 10-K for the year ended December 31, 2011, and quarterly reports for the periods ended March 31, 2012, June 30, 2012, and September 30, 2012. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

CL0315 02/13

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